Exhibit 99.1

FIRST KEYSTONE ANNOUNCES 22.2% INCREASE

IN 2013 YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania – July 31, 2013 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $6,398,000 for the first half of the year ending June 30, 2013, as compared to $5,234,000 for the first half of 2012, an increase of 22.2%. Earnings per share for the six months ending June 30, 2013 increased 21.9% to $1.17 over the same period in 2012. Profitability in the first half of the year was positively impacted by significant gains on the sales of investments from our portfolio. During the three months ended June 30, 2013, net investment securities gains were $2,412,000 as compared to $977,000 in 2012.

The annualized return on assets and return on equity were 1.57% and 12.19%, respectively for the six months ending June 30, 2013.

Total assets were $844,262,000 as of June 30, 2013, a 4.7% increase compared to June 30, 2012. Total deposits increased 4.3% to $636,633,000 as of the end of the second quarter of 2013. Net loans increased by 4.1% to $430,654,000 at June 30, 2013. Demand for all types of loans continues to be soft, even in the face of historically low interest rates.

Cash dividends paid for the first half of 2013 were $.52 per share, up from $.50 per share or 4.0%, from the first half of 2012.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is an independently owned community bank since 1864 and presently operates offices in Columbia (5), Luzerne (7), Montour (1), and Monroe (4) counties. They will soon open an additional Luzerne County office in Shickshinny, Pennsylvania.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.